EXHIBIT 10.1

***Text Omitted and Filed Separately with
the Securities and Exchange Commission.
Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 9, 2016 (the “Effective Date”), by and between Retrophin, Inc., a Delaware corporation (“Retrophin” or “Buyer”) and Asklepion Pharmaceuticals, LLC, a Delaware limited liability company (“Asklepion” or “Seller”). Buyer and Seller may be referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Asklepion desires to sell, assign and convey all of its rights, interests and obligations in and to certain of its assets related to its liquid ursodeoxycholic acid formulation business, and Retrophin desires to purchase, assume and accept from Asklepion such rights, interests and obligations, all on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of these premises, the respective covenants of Buyer and Seller set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS
Definitions. In addition to the other capitalized terms defined herein, the following capitalized terms shall have the following respective meanings:
1.1    “Act” means the United States Food, Drug and Cosmetic Act, as amended from time to time and the regulations promulgated thereunder.
1.2    “Affiliate” means, with respect to any Party, any Person that, directly or indirectly, controls, is controlled by, or is under common control with such Party at any time during the period for which the determination of affiliation is being made. For the purposes of this definition, “control” (with correlative meanings for the terms “controlled by” and “under common control with”) means the possession by the applicable Person, directly or indirectly, of the power to direct or cause the direction of the management, policies and business affairs of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise.

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1.3    “Agency” means any governmental or regulatory authority having jurisdiction over the subject activities, products, and/or services.
1.4    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other applicable anti-corruption laws.
1.5    “Applicable Laws” means (i) all applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of all Agencies, that may be in effect with respect to the subject activities, products and services, including the Act, and the PDMA, (ii) the American Medical Association Guidelines on Gifts to Physicians from Industry, (iii) the PhRMA Code on Interactions with Healthcare Professionals, and (iv) any requirement of action as directed by court order.
1.6    “Assigned Contracts” means the contracts between Asklepion and Third Parties for the continued licensing, development and commercialization of the L-UDCA Product as set forth on “Assigned Contracts Schedule”.
1.7    “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Buyer and Seller in the form to be mutually agreed upon by Buyer and Seller.
1.8    “Bill of Sale” means the Bill of Sale by Seller to Buyer in the form to be mutually agreed upon by Buyer and Seller.
1.9    “Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
1.10    “Combination Product” means a product which comprises (a) an L-UDCA Product and (b) at least one other active ingredient or medical device.
1.11    “Commercially Reasonable Efforts” means, with respect to a Party, that level of effort and resources required to carry out a particular task or obligation in an active and sustained manner consistent with the general practices applied in the research-based pharmaceutical industry in the development and commercialization of products of similar market potential to the L-UDCA Product at a similar stage in development or product life, taking into account issues of orphan drug or other exclusivity, safety, and other relevant factors, including technical, legal, scientific, medical, operational and commercial factors, and taking into account profitability exclusive of applicable royalties, milestone, and any other similar payments; provided, that, with respect to Retrophin, such efforts and resources are no less than those efforts and resources with respect to the other products of Retrophin.

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1.12    “Competition Period” means, on a jurisdiction by jurisdiction basis, the longer of (a) […***…], or (b) any marketing exclusivity period in respect of a L-UDCA Product under Applicable Law, in each case, measured from the time of approval in the applicable jurisdiction.
1.13    “Competitive Product” means a liquid pharmaceutical product that is or is intended to be used for one or more of the Indications for which the L-UDCA Product is approved by the FDA or is the subject of any marketing approvals for the L-UDCA Product, including INDs, NDAs and Orphan Drug Designations.
1.14    “Confidential Information” means any information that (i) in any way relates to products, business, know-how, business strategies or technology of a Party or Affiliate thereof, (ii) is furnished or disclosed to the other Party in connection with this Agreement, and (iii) is identified as “confidential” (or words of similar import) upon such disclosure; provided, however, that the term “Confidential Information” shall not include any specific information that:
(a)    at the time of disclosure, is generally available to the public;
(b)    after disclosure hereunder, becomes generally available to the public, except as a result of a breach of this Agreement by the recipient of such information;
(c)    becomes available to the recipient of such information from a Third Party that is not legally or contractually prohibited by the disclosing Party from disclosing such Confidential Information; or
(d)    the recipient of which can demonstrate by clear and convincing evidence was developed by or for such recipient without the use of any of the Confidential Information of the disclosing Party or its Affiliates hereunder.
1.15    “Contingent Payments” means the contingent payments contemplated under Section 3.3 and Section 3.4.
1.16    “Cumulative Net Sales” shall mean all Net Sales from and after the Closing Date through the applicable measurement date.
1.17    “Distributor Receipts” means, with respect to a Product, all amounts paid or payable to Retrophin and/or its Affiliates for sales anywhere in the world of such Product to a Third Party (including, without limitation, licensees, sublicensees and distributors, which includes, without limitation, the Initial Distributors) to whom Retrophin or its Affiliates (or their respective successors or assigns) sells Product for resale by such Third Party. A sample calculation of such discount to amounts paid or payable to Retrophin and/or its Affiliates is set forth on the Distributor Receipts Schedule. Distributor Receipts with respect to a Product shall also include […***…]
1.18    “Electronic Data Room” means the documents relating to Asklepion and its subsidiaries provided electronically on the share file site by Asklepion to Retrophin or its advisors

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as of the Effective Date and, solely taking into account the addition of such documents to the share file site required or permitted in accordance with Section 6.3, as of the Closing Date.
1.19    […***…]
1.20    “FDA” means the United States Food and Drug Administration or any successor agency thereto.
1.21    “First Commercial Sale” means the first sale for transfer for cash or some equivalent to which value can be assigned of a L-UDCA Product in the United States after FDA marketing approval of an L-UDCA Product. A sale on a cost reimbursement basis for use in a clinical trial will not constitute a First Commercial Sale.
1.22    “Indication” means an individual disease or clinical condition with respect to which at least one adequate and well—controlled study to support inclusion of such disease or condition in the indication statement of an approved package insert is required for FDA marketing approval for commercialization of a product.
1.23    “Knowledge of Seller” or “Seller’s Knowledge” means (a) for purposes of this Agreement other than the representations and warranties contained in Section 4.11(a), the actual knowledge of the executive officers of Seller, […***…], after exercising their duties in good faith, and (b) for purposes of the representations and warranties contained in Section 4.11(a), the actual knowledge of Vifor SA.
1.24    “Liens” means any mortgages, security interests, liens, options, pledges, equities, claims, charges, restrictions, conditions, conditional sale contracts and any other adverse interests or other encumbrances of any kind whatsoever. Notwithstanding the foregoing, the term “Liens” shall not include liens as set forth on the “Permitted Liens Schedule”.
1.25    “L-UDCA Product Patent” means […***…].
1.26    “L-UDCA Product” means the liquid pharmaceutical product being developed as of the Effective Date by Seller that has UDCA as an active pharmaceutical ingredient […***…].
1.27    “L-UDCA Product Data Assets” means, in each case, to the extent owned or controlled by Asklepion, (a) any and all pre-clinical, clinical, chemical synthesis, manufacturing and testing data, protocols and other information, including chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, safety, efficacy, bioequivalency, quality assurance, quality control and pre-clinical and clinical data for the development and commercialization of the L-UDCA Product in the United States and its territories, including its registration, formulation, manufacture, use, storage, transport, importation, sale, offer for sale, promotion and distribution; and, (b) all files, correspondence, records, laboratory notebooks, photographs, vendor and other audits, reports, documentation and other tangible embodiments

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(whether in writing, electronically stored or otherwise) related to the matters described in clause (i) above.
1.28     “L-UDCA Product Inventory” means any and all inventory of the L-UDCA Product, including work in process inventory and finished product of L-UDCA Product existing as of the date of this Agreement and held by Vifor SA.
1.29    “L-UDCA Product Know-How” means any and all data, processes, photographs, techniques, procedures, drawings, compositions, devices, methods, formulas, algorithms, protocols, scientific research information and other proprietary information, whether or not patentable, which are not generally publicly known, relating to the L-UDCA Product.
1.30    “L-UDCA Product IP” means, in each case, to the extent owned or controlled by Asklepion, the L-UDCA Product Patent and the L-UDCA Product Know-How.
1.31    “L-UDCA Product Regulatory Assets” means all applications, filings, dossiers or other documents prepared for, submitted to or received from the FDA for the purpose of obtaining marketing approval for the L-UDCA Product for the Orphan Indication and any Additional Indication, including INDs, NDAs, Orphan Drug Designations, and any data relating thereto.
1.32    “NDA” means a new drug application with the FDA.
1.33    “Net Sales” means, with respect to a Product, the […***…], less:
(a)    […***…];
(b)    […***…];
(c)    […***…]; and
(d)    […***…].
For the avoidance of doubt, Net Sales shall not include any payments among Retrophin and its Affiliates. Net Sales shall be determined in accordance with generally accepted accounting principles, consistently applied.
1.34    “Net Revenues” means the sum of […***…].
1.35    “Orphan Drug Designations” means an orphan product designation from the Department of Health and Human Services, Food and Drug Administration Office of Orphan
Products Development for UDCA as the active pharmaceutical ingredient for treating an Indication under the Orphan Drug Act, as amended, and implementing regulations at 21 C.F.R. Part 316.

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1.36    “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the rules, regulations and guidelines promulgated thereunder and in effect from time to time, and any foreign counterpart thereto.
1.37    “Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal Person or entity.
1.38    “Product” means L-UDCA Product or any Combination Product, as the case may be.
1.39    “Royalties” means the royalties on Net Sales of a Product.
1.40    “Third Party” means any Person other than a Party and such Party’s Affiliates.
1.41    “UDCA” means ursodeoxycholic acid (3α,7β-dihydroxy-5β-cholanic acid).
1.42    “U.S. Commercialization Plan” means the general marketing and promotional plans for the L-UDCA Product in the United States, in a manner consistent with Retrophin’s commercialization plans generally and pharmaceutical industry standards, for each calendar year.
1.43    Interpretation. Unless the context of this Agreement otherwise requires (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement, (d) the terms “Article,” “Section,” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement and (e) the terms “include,” “includes,” or “including,” shall be deemed to be followed by the words “without limitation” unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days. The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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ARTICLE 2
SALE AND PURCHASE OF ASSETS
2.1    Assets.
(a)    Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Seller shall and, if owned or held by its Affiliates, shall cause its Affiliates to, irrevocably sell, assign, transfer, convey and deliver to Buyer or its Affiliates (as directed by Buyer in writing), and Buyer shall and, if and to the extent directed by Buyer, shall cause its Affiliates to, purchase, acquire, assume and accept, free and clear of any and all Liens, all right, title and interest of Seller and its Affiliates in and to the following assets related to the L-UDCA Product (the “Assets”):
(i)    the Assigned Contracts;
(ii)    the L-UDCA Product Data Assets;
(iii)    the L-UDCA Product IP;
(iv)    the L-UDCA Product Regulatory Assets;
(v)    any rights to the L-UDCA Product Inventory;
(vi)    to the extent assignable and owned or controlled by Seller or its Affiliates, all claims, judgments, cases in action or rights related to the L-UDCA Product, including, for past, present or future infringement of the L-UDCA Product IP;
(vii)    copies of other books, records (including computer records), correspondence (including email communications) of the Seller relating to the L-UDCA Product and/or the other Assets; and
(viii)    to the extent assignable and owned or controlled by Seller, all representations, warranties, guarantees, indemnities, undertakings, covenants not to compete and covenants not to sue benefitting the Assets, certificates, covenants, agreements and all security therefor received by the Seller on the purchase, license or other acquisition of any part of the Assets.
2.2    Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume, be responsible for and pay, perform and discharge when due to assume, any and all of the liabilities of Seller to the extent relating to the Assigned Contracts, the L-UDCA Product, or the Assets, each of which are expressly assumed by Buyer and accrue from and after the Closing Date (the “Assumed Liabilities”). Without limiting the foregoing, from and after the Closing Date, the Assumed Liabilities shall include all obligations or other liabilities with respect to the Assets to satisfy, pay or otherwise discharge all fees of, or payments due to, the FDA or any other Agency for marketing approval of any L-UDCA Product,

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whether or not such obligation or liability arose before or after the Closing Date, including all PDUFA fees.
2.3    Excluded Liabilities. Except for the Assumed Liabilities, but without limiting the terms or conditions of this Agreement, Buyer shall not assume or be liable for any liabilities of Seller or their respective Affiliates (fixed, contingent or otherwise, and whether or not accrued) relating to the Assigned Contracts, the L-UDCA Product, or the Assets in respect of the period prior to the Closing Date (the “Excluded Liabilities”).
2.4    Excluded Assets. Notwithstanding anything to the contrary contained in Article 2 or elsewhere in this Agreement, all assets of Seller (collectively, the “Excluded Assets”) that are not part of the Assets, are excluded from the transactions contemplated by this Agreement and shall remain the property of Seller after the Closing Date.
2.5    Transfer Taxes and Fees. Any and all sales, excise, use, value-added and similar taxes, fees or duties assessed or incurred by reason of the sale by Seller and the purchase by Buyer of the Purchased Assets hereunder shall be shared equally between the Seller and Buyer, regardless of which Party such taxes, fees or duties are assessed against.
ARTICLE 3
CONSIDERATION
3.1    Consideration. Subject to the terms and conditions of this Agreement, the consideration (the “Consideration”) for the transfer and conveyance of the Assets to Buyer in accordance with Article 2 shall be paid by Buyer by delivery of the following to Seller.
3.2    Closing Date Payment. On the Closing Date, Retrophin will pay to Asklepion five hundred thousand dollars ($500,000) by wire transfer of immediately available funds.
3.3    Milestones. Within forty five (45) days of the first achievement of each of the Milestone Events set forth below and subject to the next sentence set forth in this Section 3.3, Retrophin will make the cash payment to Asklepion as set forth opposite the applicable Milestone Event:

Milestone Event	Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

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The payments set forth in this Section 3.3 (“Milestones”) will only be made in the event that […***…]. In the event that one or more Other Milestones as set forth in Section 3.4 are achieved for Cumulative Net Sales prior to […***…], then […***…].
3.4    Other Milestones. Within forty five (45) days of achievement of each of the Other Milestone Events below, subject to the next sentence set forth in this Section 3.4, Retrophin will make the cash payment to Asklepion as set forth opposite the applicable Other Milestone Event. The payments set forth in this Section 3.4 will only be made in the event that […***…]. In the event a L-UDCA Product […***…], no further payments will be made under this Section 3.4.

Other Milestone Event	Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

3.5    Product Royalties. L-UDCA Product. In addition to the above payments, Retrophin will, no later than forty five (45) days following the close of each calendar quarter, pay Asklepion tiered Royalties based on cumulative annual Net Revenues of Product as set forth below:

Annual Net Revenues of Product	Royalty Rate As Percent of Net Revenues
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

3.6    Payment Terms.
(a)    Manner of Payment. All payments to be made by Retrophin under this Article 3 will be made in U.S. dollars by wire transfer to such bank account as Asklepion may designate.
(b)    Records and Audits. Retrophin shall keep, and shall cause each of its Affiliates and licensees, to keep adequate books and records of accounting for the purpose of calculating all Contingent Payments and Royalties payable to Asklepion under Sections 3.3, 3.4 and 3.5. For the seven (7) years next following the end of the calendar year to which each shall pertain, such books and records of accounting (including those of Retrophin’s Affiliates and licensees) shall be kept at each of their principal place of business and shall be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Asklepion, and which is reasonably acceptable to Retrophin, for the sole purpose of inspecting the

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Contingent Payments and Royalties due to Asklepion under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every twelve (12) months. Such accountant must have executed and delivered to Retrophin and its Affiliates or licensees, a confidentiality agreement as reasonably requested by Retrophin, which shall include provisions limiting such accountant’s disclosure to Asklepion to only the results and basis for such results of such inspection. The results of such inspection, if any, shall be binding on both Parties. Any underpayments shall be paid by Retrophin within thirty (30) days of notification of the results of such inspection. Any overpayments shall be fully creditable against amounts payable in subsequent payment periods. Asklepion shall pay for such inspections, except that in the event there is any upward adjustment in aggregate Contingent Payments and/or Royalties payable for any calendar year shown by such inspection of more than […***…] of the amount paid, Retrophin shall reimburse Asklepion for any reasonable out-of-pocket costs of such accountant.
(c)    Reports and Royalty and Contingent Payments. For as long as Contingent Payments or Royalties are due under Sections 3.3, 3.4 or 3.5, Retrophin shall furnish to Asklepion a written report (each, a “Report”) for each calendar quarter, showing the amount of Net Sales of, and any Distributor Receipts in respect of, Products, and any Royalty or, if applicable, any Contingent Payment due for such calendar quarter under Sections 3.3, 3.4 or 3.5. Reports shall be provided within thirty (30) days of the end of the quarter for Net Sales generated by Retrophin and its Affiliates, and within forty-five (45) days of the end of the quarter for any Distributor Receipts and Net Sales generated by licensees. Royalties for each calendar quarter shall be due at the same time as such written Report for the calendar quarter. The Report shall include, at a minimum, the following information for the calendar quarter, each listed by Product and region: (i) the number of units of Products sold by Retrophin and its Affiliates and their respective licensees, (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) any Distributor Receipts, and (v) Net Sales. All Reports shall be treated as Confidential Information of Retrophin.
(d)    Disputed Reports. Each Report shall be final, binding and conclusive, unless Seller or its designee notifies Buyer in writing of any disagreement therewith (an “Objection Notice”) within thirty (30) days after its receipt thereof, specifying (a) those items as to which there is disagreement and (b) a reasonably detailed description of the basis, nature, dollar amount and extent of the dispute or disagreement. If Seller delivers an Objection Notice within such period, then for a period of twenty (20) business days from the date of delivery of the Objection Notice, Buyer shall afford Seller and its agents or other representatives with reasonable access during normal business hours to the books and records of Buyer and its licensees so as to enable its review of the Report and the information contained therein. Buyer and Seller shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Buyer and Seller are unable to resolve all disputes reflected in the Objection Notice within twenty (20) business days after the date of delivery of the Objection Notice (or such longer period as Buyer and Seller may mutually agree upon), then Buyer and Seller shall request Ernst &

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Young (the “Independent Accounting Firm”) to resolve any remaining disagreements. Buyer and Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to make its determination within thirty (30) days of accepting its selection. The determination by the Independent Accounting Firm shall be final, binding and conclusive on Buyer and Seller and shall not be appealable. Buyer and Seller shall deliver to the Independent Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Independent Accounting Firm to the extent available to Buyer, Seller and their respective agents or other representatives. Buyer and Seller shall be afforded the opportunity to present to the Independent Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Independent Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of agents or other representatives of the Buyer and Seller. The determination of the Independent Accounting Firm shall be limited to the disagreements submitted to the Independent Accounting Firm. Upon resolution by the Independent Accounting Firm to its satisfaction of all such disputed matters, the Independent Accounting Firm shall cause to be prepared and shall deliver to Buyer and Seller a final Report setting forth the Net Sales and any Distributor Receipts for the Products in respect of the calendar quarter at issue in the disputed Report, and the date of such delivery by the Independent Accounting Firm shall be deemed the date on which the Report and the Net Sales and any Distributor Receipts for the Products in respect of the calendar quarter at issue in the disputed Report shall become final, binding and conclusive. The fees and expenses of the Independent Accounting Firm shall be borne equally by Seller and Buyer.
(e)    Marketing and Sale of L-UDCA Product. From and after the Closing Date, Buyer shall, and shall cause its Affiliates and its and its Affiliates’ successors and assigns to:
(i)    keep complete, true and accurate books and records of all Net Sales and Distributor Receipts and deliver to Seller or its Affiliates, successors or assigns, the U.S. Commercialization Plan on an annual basis;
(ii)    use Commercially Reasonable Efforts to conduct the regulatory and manufacturing and supply activities to enable regulatory filing and commercial launch of the L¬UDCA Product in the United States in a manner consistent with the U.S. Commercialization Plan;
(iii)    comply with all Applicable Laws with respect to the marketing, promotion and commercialization of the L-UDCA Product, except where the failure to comply would not have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole;
(iv)    Retrophin shall perform its obligations under this Agreement and shall conduct its business in compliance with Applicable Law where the failure to comply would not have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole. Without limiting the generality of the foregoing: (a) Retrophin shall ensure

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that all of its employees and consultants comply with Applicable Law, and shall implement and maintain policies and procedures to ensure such compliance, including maintaining a corporate compliance program that will include compliance monitoring focused on specific risk areas, including off-label promotion, fraud and abuse, and false claims, for the purpose of assessing whether Retrophin’s policies and procedures are being followed; and (b) Retrophin shall, and shall ensure that all of its employees and consultants, comply with all applicable Anti-Corruption Laws;
(v)    if, at any time, Buyer, its Affiliates, or any of their respective successors or assigns shall (A) consolidate with or merge with or merge into any other Person, or (B) sell, assign, convey, transfer, license, sublicense, lease or sublease all or any portion of the Assets, then Buyer shall give a written notice to Asklepion or its designee (or their respective successors or assigns) setting forth the name and address of any such Person with which Buyer, its Affiliates or their respective successors or assigns engaged in such transaction described in clauses (A) and/or (B), together with the name, telephone number, facsimile number and email address of an individual contact at such Person and will provide a copy of such notice to such Person; provided, however, that if any such Person with which Buyer, its Affiliates or any of their respective successors or permitted assigns engages in a transaction contemplated by clauses (A) and/or (B) owns, holds or commercializes […***…], then the assignment of this Agreement in connection with or pursuant to such transaction shall be permitted if, following the approval of Seller or its successors or permitted assigns (which approval shall not be unreasonably withheld), such Person shall affirmatively undertake to continue to use Commercially Reasonable Efforts with respect to the L-UDCA Product […***…] owned, held or commercialized by such Person in an amount reasonably sufficient to compensate Seller or its successors or permitted assigns for […***…]; and
(vi)    for the Competition Period not, directly or indirectly, (A) manufacture, produce, market, commercialize or supply any Competitive Product, without the prior written consent of Seller or first offering to Seller or its successors or permitted assigns a royalty on such Competitive Product in an amount reasonably sufficient to compensate Seller or its successors or permitted assigns for any anticipated losses in Net Revenues or Net Sales resulting from any manufacturing, production, marketing, commercialization or sale of any such Competitive Product, or (B) acquire, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes in manufacturing, producing, marketing or supplying any Competitive Product.
The Parties agree that the covenant set forth in Section 3.6(e)(vi) is reasonable with respect to duration and scope and necessary to protect the legitimate interests of Seller and its Affiliates, and that any violation thereof would cause irreparable injuries. Therefore, Buyer, on behalf of itself and its Affiliates and their respective successors and assigns, acknowledges and agrees that, in the event of a violation by Buyer or its Affiliates of any of the restrictions contained in Section 3.6(e)(vi), Seller or its Affiliates or their respective successor or assigns shall be entitled to obtain from

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any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, in addition to any other rights Seller or its Affiliates or their respective successor or assigns may be entitled. In addition, if the final judgment of any such court declares that any term or provision of Section 3.6(e)(vi) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and Section 3.6(e)(vi) shall be enforceable as so modified.
(f)    Taxes. Retrophin may withhold from payments due to Asklepion amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Retrophin will give proper evidence from time to time as to the payment of any such tax.
(g)    Late Charge. If Retrophin fails to make any payment under this Agreement timely when due, Retrophin shall pay to Asklepion, in addition to any other sum due Asklepion under this Agreement or any Ancillary Agreement (as defined below), a late charge equal to […***…] of such past due payment, compounding monthly (the “Late Charge”), which Late Charge is a reasonable estimate of the losses that may be sustained by Asklepion due to the failure of Retrophin to make timely payments. The Late Charge shall be due whether or not Asklepion declares a breach of this Agreement or otherwise demands immediate payment of the sums due under this Article 3. The right to impose the Late Charge shall not constitute a grace period or provide any right of Retrophin to make a payment other than on its due date. It is hereby expressly agreed that such Late Charge is to compensate Asklepion for costs incurred in connection with the administration of such late payment, and does not constitute a penalty. The Late Charge is in addition to, and not in any way in limitation of, any other money due by Retrophin under this Agreement or any Ancillary Agreement by reason of such late payment or otherwise.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth on the Seller’s disclosure schedule attached hereto and incorporated herein, comprising schedules numbered according to the sections of this Article 4 and as specifically set forth herein (the “Seller’s Disclosure Schedule”), with each exception set forth in the Seller’s Disclosure Schedule deemed to qualify (a) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Seller’s Disclosure Schedule and (b) all other representations and warranties to the extent the relevance of such exception to such other representation and warranty is reasonably clear, Seller hereby represents and warrants to Buyer as of the Effective Date and as of the Closing Date (except if another date is specified in the representation or warranty) as follows:

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4.1    Organization. Seller is a business entity duly organized, validly existing and in good standing under the laws of Delaware. Seller has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its business as currently conducted. Seller is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on the Seller or any of the Assets, taken as a whole.
4.2    Authority and Enforceability. Seller has the requisite power and authority to enter into this Agreement and each of the Bill of Sale and Assignment and Assumption Agreement(s), in each case, to which it is a party (collectively the “Ancillary Agreements”), and to perform its obligations hereunder and thereunder. Seller has taken all necessary action on its part to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, and the performance of its obligations hereunder and thereunder. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly and validly executed and delivered by Seller and this Agreement is, and each Ancillary Agreement to which it is a party will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.
4.3    No Violation, Etc. Assuming that the consents to assign the Assigned Contracts are obtained, the execution and delivery of this Agreement and the performance of the Seller’s obligations hereunder does not, and the execution and delivery of each Ancillary Agreement to which it is a party and the performance of the Seller’s obligations thereunder will not, (a) violate or conflict with any provision of the certificate of formation or limited liability company agreement of Seller, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any Assigned. Contract, (c) violate any Applicable Law which Seller or any of the Assets are subject or (d) result in any Lien on the Assets. Without limiting the foregoing, Seller has not granted any right to any Third Party which would conflict with the conveyance of the Assets to Buyer […***…].
4.4    No Consents and Approvals. Except for the consents to assign the Assigned Contracts, no permit, consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental authority or Third Party is or will be necessary in connection with the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party or the performance by Seller of its obligations hereunder and thereunder.
4.5    Litigation. There is no litigation, proceeding, arbitration, or, to the Seller’s Knowledge, investigation pending against the Seller or its Affiliates, or to Seller’s Knowledge, threatened with respect to the Assets or the transactions contemplated herein.

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4.6    Compliance with Law. Seller has complied with the Applicable Laws and has conducted, and, to Seller’s Knowledge, each of Seller’s contractors or consultants have conducted, all development and commercialization activities (if any) related to the L-UDCA Product in accordance with the Applicable Laws, except, in each case, where the failure to comply would not have a material adverse effect on development and/or commercialization of L-UDCA Product.
4.7    Assets. Assuming that the consents to assign the Assigned Contracts are obtained, Seller has, and on the Closing Date will convey and transfer to Buyer, legal, equitable and valid title to, or a valid lease or license to use, each and all of the Assets, free and clear of any and all Liens other than Permitted Liens. The Assets constitute all assets (tangible and intangible) of Seller relating to the development, manufacture and commercialization of the L-UDCA Product as currently held by Seller as of the Effective Date.
4.8    Product Data Assets. Seller has made available to Buyer in the Electronic Data Room true, correct and complete copies of all tangible embodiments in Seller’s possession or control of the L-UDCA Product Data Assets. The L-UDCA Product Data Assets constitute all information in the possession or control of Seller or its Affiliates pertaining to the development, manufacture and commercialization of the L-UDCA Product, including efficacy, side effects, injury, toxicity or sensitivity, reaction and incidents or severity thereof, associated with any clinical use, studies, investigations or tests with such L-UDCA Product (animal or human), whether or not determined to be attributable to such L-UDCA Product. Neither Seller nor its Affiliates have employed, or, to Seller’s Knowledge, used a contractor or a consultant that employs, any individual or entity debarred by the FDA, or any individual who or entity which is the subject of any FDA debarment investigation or proceeding.
4.9    Assigned Contracts. The Assigned Contracts Schedule lists all material Seller contracts relating to the L-UDCA Product. Seller has made available to Buyer in the Electronic Data Room true, correct and complete copies of the Assigned Contracts (including amendments thereto). The Assigned Contracts are valid and binding obligation of the parties thereto, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, or general principles of equity. As applicable, Seller has duly performed all of its obligations under the Assigned Contracts to the extent that such obligations to perform have accrued; and no breach or default by Seller, alleged breach or default by Seller, or event which would (with the passage of time, notice or both) constitute a breach or default by Seller thereunder has occurred. Seller has not received written notice of default or breach under the Assigned Contracts. Assuming the receipt of all consents to assign the Assigned Contracts, the execution, delivery and performance of this Agreement or any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not result in a breach of or default under any Assigned Contract, will not terminate any rights of, or accelerate any obligation of, Seller under any Assigned Contract and do not require any consent, approval, waiver or other action by any party to any Assigned Contract.

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4.10    Intellectual Property.
(a)    Seller has valid and enforceable exclusive license rights to the extant L-UDCA Product IP.
(b)    Assuming that the consents to assign the Assigned Contracts are obtained, Seller has sufficient right to transfer and convey and is not obligated to pay, and immediately following the Closing Date, Buyer will not be obligated to pay, any Person any royalty, fee or other consideration with respect to the use of the L-UDCA Product IP, other than […***…] and the consideration payable to Seller pursuant to Article 3. Without limiting the generality of the last sentence of Section 4.3 or […***…], Seller has not previously granted any rights to any Third Party that conflict with or are otherwise inconsistent with conveyance of the L-UDCA Product IP to Buyer as provided herein and further represent and warrant that, except as set forth in this Agreement and the Ancillary Agreements, the Seller has not entered into any agreement pursuant to which it has assigned or otherwise disposed of any interest it has in, to, or under any L-UDCA Product IP, or has agreed to do any of the foregoing in the future.
(c)    No written claim has been received by Seller or, to Seller’s Knowledge are there any facts or circumstances which would result in receipt of a claim against Seller, nor has Seller received written notice of any threatened claim with respect to any L-UDCA Product IP that alleges that such L-UDCA Product IP, or the use or exploitation thereof, infringes or misappropriates the intellectual property rights of any Third Party, and Seller has not threatened or initiated any claim against any Third Party alleging that such Third Party infringes or has misappropriated any L-UDCA Product IP.
(d)    To the Knowledge of Seller, none of the L-UDCA Product IP (i) is the product or subject of any joint development activity or agreement with any Third Party; (ii) is the subject of any consortia agreement or cross-license ([…***…]); and/or (iii) has been financed in whole or in part by any Third Party. To the Knowledge of Seller, Seller has not used any intellectual property in connection with the commercialization of the L-UDCA Product that Seller does not own or control and that Buyer is not free to use without liability, subject to the terms of this Agreement.
(e)    To the Knowledge of Seller, no invention included in the L-UDCA Product IP, including the manufacture or use thereof, infringes or misappropriates any intellectual property right of any Third Party.
4.11    L-UDCA Product Inventory. To the Knowledge of Seller, all of the L-UDCA Product Inventory (i) meets the specifications therefor, and (ii) is free from known defects and damage and is usable in the ordinary course.
4.12    Solvency. Upon and immediately following the Closing Date, after giving effect to all of the transactions contemplated by and in this Agreement (including the payment of the Effective Date Payment and the assumption by Buyer of the Assumed Liabilities in accordance herewith), to

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Seller’s Knowledge, Seller will not be insolvent and will have sufficient capital to continue in business and pay its debts as they become due.
4.13    Absence of Certain Practices. To Seller’s Knowledge, no director, manager, officer or employee of Seller or other Person acting on Seller’s behalf, directly or indirectly, has given, made or agreed to give or make any material or illegal commission, payment, gratuity, gift, political contribution or other similar benefit to any employee or official of any governmental entity or any other Person who is or may be in a position to help or hinder such Seller or assist such Seller in connection with any proposed transaction.
4.14    Brokers, Finders, Etc. Seller has not entered into any brokerage or other agreement contemplating commissions or other payments payable upon sale or conveyance of the Assets as provided herein or otherwise upon consummation of the transactions contemplated hereby. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee, or similar compensation.
4.15    Reliance. Seller recognizes and agrees that, notwithstanding any investigation by Buyer and assuming the accuracy of the Buyer’s representations and warranties contained in Article 5, Buyer is relying upon the representations and warranties made by Seller in this Article 4.
4.16    No Filing Misrepresentations; L-UDCA Product Approvals and Commitments in the US.
(a)    To the Seller’s Knowledge, Seller has not, with respect to the L-UDCA Product: (a) made any untrue statement of material fact or fraudulent statement to the FDA or any other equivalent foreign agency; (b) failed to timely disclose a material fact required to be disclosed to the FDA or any other or any equivalent foreign agency; or (c) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).
(b)    Seller has made available to Buyer in the Electronic Data Room all material correspondence between Seller and the FDA (including submission cover sheets) relating to the Seller’s submission for approval of the L-UDCA Product or application for or receipt of an Orphan Drug Designation in the United States since January 1, 2012, as well as such additional materials contemplated by such correspondence as were reasonably requested by Buyer, in each case, that relate to the Indications for the L-UDCA Product, the likelihood of obtaining marketing approval of an L-UDCA Product by FDA, the timing of marketing approval of an L-UDCA Product by FDA, and any post-approval obligations within the United States.

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4.17    Exclusive Representations and Warranties. Other than the representations and warranties set forth in this Article 4 of this Agreement or in any Ancillary Agreement, Seller is not making any representations or warranties, express or implied. Except for the representations and warranties contained in Article 5, Seller acknowledges that Buyer is not making, and Seller acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided or made available to Seller in connection with the transactions contemplated by this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:
5.1    Organization. Buyer is organized, validly existing and in good standing under the laws of state of Delaware. Buyer has the requisite power and authority to own, lease and operate the properties now owned, leased and operated by it and to carry on its businesses as currently conducted. Buyer is duly qualified to do business as a foreign entity in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary, except where the failure to do so would not have a material adverse effect on Buyer.
5.2    Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. Buyer (including its board of directors) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, and the performance of its obligations hereunder and thereunder. No vote of Buyer’s stockholders is needed to approve this Agreement, each Ancillary Agreement to which Buyer is a party or the transactions contemplated hereby, including the issuance of any shares of common stock to Seller. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by Buyer, and is the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
5.3    No Violation, Etc. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party and the performance of the obligations hereunder and thereunder by Buyer does not and will not (a) violate or conflict with any provision of the charter documents of Buyer, (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default or give rise to any right of termination, cancellation or acceleration (with the passage of time, notice or both) under any agreement, lease, instrument, obligation, understanding or arrangement, oral or written, to which Buyer or its Affiliate is a party or by which any of Buyer’s properties or assets is subject, or (c) violate any Applicable Law which Buyer or any of its properties or assets are subject.
5.4    No Consents and Approvals. No permit, consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental authority or Third Party is or will

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be necessary in connection with the execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party or the performance by Buyer of its obligations hereunder and thereunder.
5.5    Brokers, Finders, Etc. Buyer has not entered into any brokerage or other agreement contemplating commissions or other payments payable upon sale or conveyance of the Assets as provided herein or otherwise upon consummation of the transactions contemplated hereby. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee, or similar compensation.
5.6    SEC Reporting. Buyer has timely filed all reports, schedules, forms, statements and other documents required to be filed by Buyer (hereinafter “SEC Reports”) under the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder (the “Securities Act”) and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act, or the Securities Act, as the case may be, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder. None of the SEC Reports, including any financial statements or schedules included or incorporated by reference therein (the “Financial Statements”), at the time filed or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Quarterly Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of Buyer and its subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).
5.7    Financing. Buyer has, and will on the Closing Date have, sufficient funds to consummate the transactions contemplated by this Agreement, and Buyer understands that under the terms of this Agreement, Buyer’s consummation of the transactions contemplated hereby is not in any way contingent upon or otherwise subject to (a) Buyer’s consummation of any financial arrangements or Buyer’s obtaining of any financing or (b) the availability, grant, provision or extension of any financing to Buyer. Buyer has and reasonably expects that Buyer, its Affiliates and/or their respective successors and assigns will maintain for so long as it commercializes the L-

***Confidential Treatment Requested

UDCA Product, appropriate financing or sources of liquidity to commercialize the L-UDCA Product in the United States and the rest of the world consistent with the provisions of this Section 3.6(e);
5.8    Compliance with Law. Buyer has complied with the Applicable Laws with respect to the development, promotion, marketing and sales of its products, and has conducted, and, to Buyer’s knowledge, each of Buyer’s contractors or consultants have conducted, all development and commercialization activities related to the development, promotion, marketing and sales of its products with the Applicable Laws, except, in each case, where the failure to comply would not have a material adverse effect on the business, financial condition or results of operation of the Buyer, taken as a whole.
5.9    No Competitive Product. Buyer does not, directly or indirectly, manufacture, produce, market, commercialize or supply any Competitive Product and, as of the Effective Date, has no plans, proposals or strategies to do so.
5.10    Reliance. Buyer recognizes and agrees that, notwithstanding any investigation by Seller, Seller is relying upon the representations and warranties made by Buyer in this Article 5. Without limiting the representations or warranties of Seller set forth in Article 4 or the representations and warranties of Section 5.11, Buyer or its representatives have inspected and conducted such reasonable review and analysis of the Assets and the L-UDCA Product Inventory and the Assumed Liabilities as desired by Buyer. The purchase of the Assets and L-UDCA Product Inventory and the assumption of the Assumed Liabilities by Buyer and the consummation of the transactions contemplated hereunder by Buyer are not done in reliance upon any warranty or representation by, or information from, Seller or its Affiliates or their respective representatives of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement (including the schedules and exhibits hereto).
5.11    Exclusive Representations and Warranties. Other, than the representations and warranties set forth in this Article 5 of this Agreement or in any Ancillary Agreement, Buyer is not making any representations or warranties, express or implied.
5.12    No Knowledge of Breach. To the Buyer’s knowledge, there exists no fact, circumstance or matter which may constitute a breach of any representation or warranty contained in this Agreement by Seller, including any schedule attached hereto.
5.13    Disclaimer. Buyer acknowledges that Seller makes no representation, warranty or guaranty under this Agreement, including pursuant to the representations and warranties contained in Article 4, and expressly disclaims all warranties of any kind, concerning the receipt (if at all) of a L-UDCA NDA or other marketing approval of an L-UDCA Product may be granted (if at all).
ARTICLE 6
COVENANTS AND AGREEMENTS

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6.1    Additional Deliveries. For no additional consideration, from time to time, on and after the Closing Date, at Buyer’s reasonable request, Seller shall, and shall cause its Affiliates to, execute and deliver such additional or confirmatory instruments, documents of conveyance, endorsements, assignments and acknowledgments as are reasonably necessary to evidence or vest in Buyer sole and exclusive title in and to the Assets.
6.2    Additional Assistance. For no additional consideration, from time to time, on and after the Closing Date, at Buyer’s request, Seller and its Affiliates shall provide reasonable assistance and cooperation to Buyer in connection with the conveyance of the Assets and enforcing and defending statutory protections in and to any L-UDCA Product IP, and Seller hereby irrevocably designates and appoints Buyer as its agent and attorney-in-fact, coupled with an interest, to act for and on Seller’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Seller.
6.3    Supplemental Disclosure. Seller may until the Closing Date promptly supplement or amend the Seller’s Disclosure Schedule with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Seller’s Disclosure Schedule. In the event that such supplemented or amended Seller’s Disclosure Schedule reflects any event, condition or circumstance occurring or arising that is not otherwise prohibited pursuant to Sections 7.1 or 7.2 and which does not have a material adverse effect on the Assets, then prior to the Closing, the specified representations and warranties made by Seller will be deemed automatically modified to reflect such event as of the date that such event occurs or arises. The delivery of any such supplemented or amended Seller’s Disclosure Schedule pursuant to this Section 6.3 will be deemed to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such event, condition or circumstance and Buyer will not be entitled to terminate this Agreement nor will any Indemnitee of Buyer have any claim to indemnification or reimbursement for any such event.
ARTICLE 7
CONDITIONS PRECENDENT; CLOSING DATE
7.1    Conditions Precedent of Buyer and Seller. Each of the Party’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other material legal restraint or prohibition issued or promulgated by a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and there shall not be any Applicable Law that makes consummation of the transactions contemplated by this Agreement illegal.
(b)    No Governmental Litigation. There shall not be any litigation, proceeding, arbitration, or known investigation commenced by a governmental authority seeking to prohibit,

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limit, delay, or otherwise restrain the consummation of this Agreement and the transactions contemplated by this Agreement.
7.2    Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    Accuracy of Representations. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), and the Seller shall have delivered to Buyer a certificate certifying to the effect of the foregoing.
(b)    Performance of Covenants. All of the covenants and obligations that Seller is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects, and the Seller shall have delivered to Buyer a certificate certifying to the effect of the foregoing has been satisfied.
(c)    Transaction Documents. Seller shall have executed and delivered to Buyer all Ancillary Agreements to which it is a party.
(d)    Required Consents. Seller shall have obtained and delivered to Buyer all consents, approvals, or waivers, if any, listed on Schedule 7.2(d) of the Seller’s Disclosure Schedules.
(e)    Supply Agreement. Seller agrees for a period of […***…] commencing on the Effective Date to assist Buyer at Buyer’s request in establishing a supply chain for the supply of UDCA in bulk, if, and only if, the relationship with Vifor SA is terminated.
7.3    Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions precedent:
(a)    Accuracy of Representations. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), except to the extent that such representations and warranties are qualified by the term “material”, or words of similar import, in which case such representations and warranties (as so written, including the terms “material”, or words of similar import) shall be true and correct in all respects at and as of the Closing Date (or, if made as of a specified period or date, as of such period or date), and the Buyer shall have delivered to Seller a certificate certifying to the effect of the foregoing.

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(b)    Performance of Covenants. All of the covenants and obligations that Buyer is required to comply with or to perform at or prior to the Closing Date shall have been complied with and performed in all material respects, and the Buyer shall have delivered to Seller a certificate certifying to the effect of the foregoing has been satisfied.
(c)    Transaction Documents. Buyer shall have executed and delivered to Seller all Ancillary Agreements to which it is a party.
(d)    Closing Date Payment. Buyer shall have made the Closing Date Payment in accordance with Section 3.2.
(e)    U.S. Commercialization Plan. Buyer shall have delivered to Seller at or immediately prior to Closing, the U.S. Commercialization Plan for the second half of 2016 and for calendar year 2017.
7.4    Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be conducted telephonically and/or via email, facsimile transfer or other similar means of correspondence on such date to be mutually agreed upon by Buyer and Seller, which date shall be no later than the third business day after all of the conditions set forth in Sections 7.1, 7.2 and 7.3 of this Agreement have been satisfied or waived (other than those conditions which, by their terms, are intended to be satisfied at the Closing), or at such other time and place as Buyer and Seller shall mutually agree. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
ARTICLE 8
INDEMNIFICATION
8.1    By Seller. From and after the Closing Date, to the extent provided in, and subject to the limitations set forth in, this Article 8, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitee Group”) from and against any Third Party claims, suits or proceedings and any damages and/or liabilities therefrom or settlement thereof (including reasonable fees of attorneys and court costs) (collectively, “Losses”) to the extent arising out of or related to (a) any breach of any representation, warranty made by Seller contained in herein, (b) any breach in the performance of any covenant or agreement of Seller contained in this Agreement, (c) any payment obligations under any “bulk transfer” law or similar Applicable Law applicable to the transfer of the Assets to Buyer, and (d) any Excluded Liability.
8.2    By Buyer. From and after the Closing Date, to the extent provided in this Article 8, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (the “Seller Indemnitee Group” and together with the Buyer Indemnitee Group, the “Indemnitee Groups” and each, and “Indemnitee Group”) from and against any Losses to the extent arising out of or related to (a) any breach of any

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representation, warranty made Buyer contained in this Agreement, (b) any breach in the performance of any covenant or agreement of Buyer contained in this Agreement, (c) any Losses arising out of the failure of Buyer or any of its Affiliates to comply with Applicable Laws with respect to the marketing, promotion and commercialization of the L-UDCA Product from and after the Closing Date, and (d) any Assumed Liability.
8.3    Indemnification Procedures. A Party (the “Indemnitee”) that intends to claim indemnification under this Article 8 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or liability in respect to which the Indemnitee or any member of its Indemnitee Group intends to claim such indemnification. The Indemnitee shall permit and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not materially and adversely affect the Indemnitee’s rights hereunder or impose an injunction or equitable relief against the Indemnitee or to compel the Indemnitee to take any action. No such action, claim or liability shall be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned), and the Indemnitor shall not be responsible for any fees or other costs incurred other than as provided herein. The Indemnitee, its employees, agents and Affiliates shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The Indemnitee shall have the right, but not the obligation to be represented by counsel of its own selection at its own expense.
8.4    Limitations on Indemnification.
(a)    The representations, warranties and covenants of the Parties in this Agreement shall survive the Closing Date and continue in full force and effect for a period of twelve (12) months thereafter; provided that (i) claims related to breaches by Seller of the representations and warranties contained in Section 4.16(a) […***…], (ii) claims related to fraud or willful or intentional misconduct shall survive the Closing Date until the expiration of the date on which the statute of limitations otherwise applicable to such claims has expired, and (iii) any covenants or agreements contained in this Agreement that by their terms are to be performed after the Closing Date shall survive until fully discharged. For the avoidance of doubt, Retrophin’s obligations to make any Contingent Payment or Royalty payment contemplated by the covenants set forth in Sections 3.3 or 3.4, respectively, shall survive the Closing Date for so long as Retrophin has Net Revenues or Product is otherwise sold.
(b)    The Seller shall not be obligated to provide indemnification for Losses in respect of claims made under Section 8.1 unless and until the aggregate of the Losses exceeds […***…] ([…***…]) (the “Basket”), after which point Seller shall be liable for all such Losses dollar for dollar in excess of the Basket, but only to the extent that such aggregate Losses do not exceed […***…] ([…***…]) (the “Cap Amount”); provided, however, that the Basket and Cap Amount shall not apply, and all Losses of the Buyer Indemnitee Group shall be immediately subject to

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indemnification, in respect of any Loss (but shall not exceed […***…] ([…***…]) in the aggregate with respect to (i) claims related to any breach of any representation and warranty contained in Sections 4.2, 4.10(a), 4.10(b), 4.16(a) and 4.16(b) (but solely to the extent that breaches by Seller of the representations and warranties contained in Section 4.16(a) […***…], such that any and all other breaches by Seller of the representations and warranties contained in Section 4.16(a) shall be subject to the Basket and Cap Amount) (ii) claims related to fraud or willful or intentional misconduct, or (iii) claims made under Section 8.1(c) or (d); provided, further, that any and all such Losses of the Buyer Indemnitee Group described in the foregoing proviso shall be applied against the Cap for purposes of calculating the Seller’s aggregate liabilities under this Section 8.4(b). In no event shall the Seller be liable for Losses under this Agreement in an aggregate amount greater than […***…] ([…***…]).
(c)    The amount of any and all Losses will be determined net of any amounts recovered by the Buyer Indemnitee Group under insurance policies (net of any deductible or self-insurance retention amounts and any increases in premiums resulting therefrom) and any indemnity, contribution or similar payment actually recovered by the Buyer Indemnitee Group thereof from any Third Party with respect to such Losses. Each Indemnitee Group shall use commercially reasonable efforts to mitigate all Losses suffered by it which are subject to indemnification hereunder.
(d)    No Indemnity Group shall be entitled to indemnification pursuant this Article 8 for punitive damages, lost profits, consequential, exemplary or special damages. No Indemnitee Group shall be entitled to any duplicative recovery for the same Loss under this Article 8 to the extent that any such member of such Indemnitee Group has been expressly compensated for such Loss.
(e)    All indemnification payments made pursuant to this Article 8 shall be treated for tax purposes as adjustments to the Consideration unless otherwise required by Applicable Law.
8.5    Exclusive Remedy. The Parties acknowledge and agree that, except with respect to claims based on fraud or intentional or willful misrepresentation, claims involving specific performance or other equitable remedies or relief permitted under this Agreement or the Ancillary Agreements, claims involving Buyer’s failure to make any payment when due under Article 3, or claims involving a breach of Buyer’s obligations pursuant to Section 3.6(e), the foregoing indemnification provisions in this Article 8 shall be the exclusive remedy for any breach of this Agreement or the Ancillary Agreements and any claims with respect to the transactions contemplated hereby.
ARTICLE 9
TERMINATION
9.1    Termination Prior to Closing Date. Notwithstanding any contrary provisions of this Agreement, the respective obligations of the Parties hereto to consummate the transactions

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contemplated by this Agreement may be terminated and abandoned at any time at or before the Closing Date only as follows:
(a)    At any time, without liability of any Party to the others, upon the mutual written consent of the Buyer and Seller
(b)    By either Buyer or Seller, if Seller, on the one hand, or Buyer, on the other hand, has materially breached any representation, warranty, covenant or agreement contained herein (provided that such breach is not the result of any breach of any covenant, representation or warranty by the terminating Party), which breach has not been cured within 30 calendar days following written notice of such breach by the terminating Party, and such breach renders the conditions precedent to the terminating Party’s obligation to consummate the transactions contemplated by this Agreement, set forth in Article 7 incapable of being satisfied.
9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Sections 9.1, written notice thereof shall forthwith be given to the other party hereto specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (except for the provisions of this Section 9.3, any payment made pursuant to Section 3.2, which Seller shall be entitled to retain, Article 10 and Article 11, which shall survive any such termination and, in the case of termination of this Agreement pursuant to Section 9.2, the additional reversion by Buyer to Seller of all right, title and interest and to the Assets to Seller) and there shall be no liability on the part of Buyer or Seller, except for (a) in the case of termination of this Agreement pursuant to Section 9.2, any rights of Seller to reversion by Buyer to Seller of all right, title and interest and to the Assets to Seller, or (b) damages resulting from any breach of this Agreement or any Ancillary Agreement by Buyer or Seller.
ARTICLE 10
DISPUTE RESOLUTION
10.1    Consent to Jurisdiction; Venue; Service of Process. Each Party hereto, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of any New York federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any claim, action, suit, or proceeding among the Parties arising in whole or in part under or in connection with this Agreement (a “Dispute”); provided, however, that if such federal court does not have jurisdiction over such Dispute, such Dispute shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Dispute, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Dispute brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other

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court other than one of the above-named courts, or that this Agreement or any of the other Ancillary Agreements or the subject matter hereof and thereof may not be enforced in or by such court, and (iii) hereby agrees to commence any such Dispute only before one of the above-named courts. Notwithstanding the immediately preceding sentence, a party may commence any Dispute in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
10.2    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY. ANY DISPUTE WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
10.3    Consent to Service of Process. Each Party hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail, return receipt requested, at its address specified pursuant to Section 11.8 shall constitute good and valid service of process in any Dispute among the Parties hereto arising in whole or in part under or in connection with this Agreement or any other Ancillary Agree, and each Party hereto hereby waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Dispute any claim that service of process made in accordance with this Section 10.3 does not constitute good and valid service of process.
ARTICLE 11
MISCELLANEOUS
11.1    Confidentiality.
(a)    Each Party will treat as confidential the Confidential Information of the other Party, and will take all necessary precautions to assure the confidentiality of such Confidential Information. Each Party agrees to return to the other Party upon the expiration or termination of this Agreement all Confidential Information acquired from such other Party, except as to such information it may be required to retain under Applicable Laws, and except for one copy of such information to be retained by such Party solely to enable it to assess its compliance with the confidentiality provisions

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of this Section 11.1. From and after the Effective Date, neither Party shall, without the other Party’s express prior written consent, use or disclose any such Confidential Information for any purpose other than to carry out its obligations hereunder. Each Party, prior to disclosure of Confidential Information of the other Party to any employee, consultant or advisor shall ensure that such Person is bound in writing to observe the confidentiality such Party’s Confidential Information on terms no less restrictive than those contained herein. The obligations of confidentiality shall not apply to Confidential Information that the receiving Party is required by law or regulation to disclose, provided however that the receiving Party shall so notify the disclosing Party of its intent and cooperate with the disclosing Party on reasonable measures to protect the confidentiality of the Confidential Information. For the avoidance of doubt, either Party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.1(a), such Party so required to disclose the terms of this Agreement will consult with the other on the terms of this Agreement to be redacted in making any such disclosure. If such disclosing Party discloses this Agreement or any of the terms hereof in accordance with this Section 11.1(a), such disclosing Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other. Seller hereby acknowledges and agrees that any Confidential Information of Seller on or before the Closing Date included in the Assets shall be Buyer’s Confidential Information after the Closing Date.
(b)    No public announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder will be made without the other Party’s prior written approval, which approval shall not be unreasonably withheld or delayed. The Parties shall not make any joint announcement, news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder, which such announcements, news releases, statements, publications, or presentations shall solely be made separately. If a Party desires to announce or make any news release, statement, publication, or presentation relating to the existence of this Agreement, the subject matter hereof, or either Party’s performance hereunder and such public announcement, news release, statement, publication, or presentation contains Confidential Information of the other Party, then at least five days in advance of making any such public announcement, news release, statement, publication, or presentation, such Party shall provide a complete copy thereof to the other for its review and prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the other Party fails to object in writing to all or any portion of such public announcement, news release, statement, publication, or presentation containing Confidential Information of the other Party within five days after being requested to consent thereto, then such Party shall be deemed to have consented to such public announcement, news release, statement, publication, or presentation containing such Confidential Information in whole upon expiration of such 5-day period.

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11.2    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single document.
11.3    Entire Agreement. This Agreement, and the Exhibits and Schedules referenced herein, the Ancillary Agreements and the other specific agreements contemplated herein or thereby, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.
11.4    Exhibits and Schedules. The Exhibits and Schedules referenced herein and attached hereto are incorporated into this Agreement by reference.
11.5    Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York irrespective of the choice of laws principles of the State of New York.
11.6    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other Party; provided that either Party may assign or transfer this Agreement, to an Affiliate (provided the assigning Party remains liable hereunder), as provided in Section 3.7 or to any Third Party in connection with the sale or transfer of the business to which this Agreement relates. Without limiting the foregoing, and for the avoidance of doubt, Buyer may assign or transfer this Agreement, in whole or in part to any Third Party in connection with the sale, license or transfer of any of Buyer’s rights in the Product.
11.7    Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create any third party beneficiary rights in or on behalf of any other Person.
11.8    Notices. All notices required to be given hereunder shall be in writing and shall be given by Personal delivery, by an internationally recognized overnight carrier or by registered or certified mail, postage prepaid with return receipt requested or by email or facsimile transmission. All notices hereunder shall be addressed as follows:

If to Buyer, to:	Retrophin, Inc. 12255 El Camino Real Suite 250 San Diego, CA 92130 Attention: General Counsel

If to Seller, to:	Asklepion Pharmaceuticals, LLC 729 East Pratt St Suite 360

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Maryland 21202, USA
Attn: Gary R. Pasternack — Chief Executive Officer

Any Party may, by notice to the other Parties given in the form specified in this Section 11.8, change the address to which such notices are to be given. Notices delivered Personally shall be deemed communicated as of actual receipt; notices sent via overnight courier shall be deemed received three Business days following sending; notices mailed shall be deemed communicated as of seven (7) business days after mailing; and notices transmitted by email or facsimile transmission shall be deemed received upon return email or electronic facsimile acknowledgement of receipt.
11.9    Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or unenforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
11.10    Survival. Except as expressly set forth herein, the covenants, representations and warranties contained in this Agreement, and liability for the breach of any obligations contained herein, shall survive the Closing Date and shall remain in full force and effect.
11.11    No Implied Waiver. No failure or delay on the part of the Parties hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
11.12    Amendments. Any amendment or modification of this Agreement shall only be valid if made in writing and signed by the Parties hereto.
11.13    Independent Contractors. The relationship between Seller on the one hand and Buyer on the other had is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between Seller on the one hand and Buyer on the other hand.
11.14    Expenses. Except as expressly set forth herein, each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.
11.15    Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that it has been represented by its own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Seller and Buyer.

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(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the date first written above.
“Buyer”

RETROPHIN, INC.
By:/s/Laura Clague
Name: Laura Clague
Title: CFO
“Seller”

ASKLEPION PHARMACEUTCALS, LLC
By:/s/Gary Pasternack

Name:    Gary Pasternack
Title:  Chief Executive Officer
By:/s/Jeff Courtney

Name: Jeff Courtney
Title: Chief Operating Officer